Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

Travelport Limited (“Travelport”) and Travelport, LP (collectively, the “Company”) and Jeff Clarke (hereinafter collectively with his heirs, executors, administrators, successors and assigns, “EXECUTIVE”), mutually desire to enter into this Agreement and General Release (“Agreement” or “Agreement and General Release”) and agree that:

The terms of this Agreement are the products of mutual negotiation and compromise between EXECUTIVE and the Company; and

The meaning, effect and terms of this Agreement have been fully explained to EXECUTIVE; and

EXECUTIVE is hereby advised, in writing, by the Company that he should consult with an attorney prior to executing this Agreement; and

EXECUTIVE is being afforded twenty-one (21) days from the date of this Agreement to consider the meaning and effect of this Agreement, and if this Agreement is executed by EXECUTIVE more than twenty-one (21) days from the date this Agreement is delivered to EXECUTIVE, it shall be null and void; and

EXECUTIVE understands that he may revoke the general release contained in paragraph 4 of this Agreement (“the General Release”) for a period of seven (7) calendar days following the day he executes this Agreement and the General Release shall not become effective or enforceable until the revocation period has expired, and no revocation has occurred. Any revocation within this period must be submitted, in writing, pursuant to the notice provision set forth in Section 13(i) of the Employment Agreement (as defined herein) and state, “I hereby revoke my acceptance of the General Release.” Said revocation must be personally delivered or mailed pursuant to the notice provision set forth in Section 13(i) of the Employment Agreement (as defined herein) and postmarked within seven (7) calendar days of execution of this Agreement. In the event of a revocation of the General Release, the remainder of this Agreement shall remain in full force and effect; and

EXECUTIVE has carefully considered other alternatives to executing this Agreement and General Release.

THEREFORE, EXECUTIVE and the Company, for the full and sufficient consideration set forth below, agree as follows:

1. EXECUTIVE’s employment shall be terminated effective on the Last Day of Employment, as defined in the attached Personal Statement of Termination Benefits (the “Personal Statement of Termination Benefits”). Following his Last Day of Employment, other than as set forth below or in the attached Personal Statement of Termination Benefits, EXECUTIVE shall not be eligible for any other payments from the Company.

Jeff Clarke Agreement and General Release

February 14, 2012

2. In full satisfaction of the Company’s obligations under Section 8(c)(iii) of the May 27, 2011 Employment Agreement between EXECUTIVE and Travelport Limited (the “Employment Agreement”), the Company agrees to provide EXECUTIVE with the benefits set forth in the attached Personal Statement of Termination Benefits under the captions “Accrued Rights”, “Pro Rata Portion of 2012 BONUS”, “Severance Benefits”, and “Equity Acceleration”. The Severance Benefits and Equity Acceleration are subject to EXECUTIVE’s continued compliance with the provisions of Section 9 and 10 of the Employment Agreement. EXECUTIVE understands and agrees that he would not receive the Severance Benefits or the Equity Acceleration, except for his execution of this Agreement and the fulfillment of the promises contained herein, and that such consideration is greater than any amount to which he would otherwise be entitled as an employee of the Company.

3. The Company will also provide EXECUTIVE with a neutral reference to any entity other than the Released Parties. Upon inquiry to the Human Resources department, prospective employers (other than the Released Parties) will be advised only as to the dates of EXECUTIVE’s employment and his most recent job title. Last salary will be provided if EXECUTIVE has provided a written release for the same.

Jeff Clarke Agreement and General Release

February 14, 2012

4. Except as otherwise expressly provided by this Agreement or the right to enforce the terms of this Agreement, EXECUTIVE, of his own free will knowingly and voluntarily releases and forever discharges the Company, their current and former parents, and their shareholders, affiliates (including without limitation Orbitz Worldwide, Inc. and its subsidiaries), subsidiaries (including without limitation Travelport Operations, Inc.), divisions, predecessors, successors and assigns and the employees, officers, directors, advisors and agents thereof (collectively referred to throughout this Agreement as the “Released Parties”, or a “Released Party”) from any and all actions or causes of action, suits, claims, charges, complaints, promises demands and contracts (whether oral or written, express or implied from any source), or any nature whatsoever, known or unknown, suspected or unsuspected, which against the Released Parties EXECUTIVE or EXECUTIVE’s heirs, executors, administrators, successors or assigns ever had, now have or hereafter can shall or may have by reason of any matter, cause or thing whatsoever arising any time prior to the time EXECUTIVE executes this Agreement, including, but not limited to:

a.	any and all matters arising out of EXECUTIVE’s employment by the Company or any of the Released Parties and the termination of that employment, and that includes but is not limited to any claims for salary, allegedly unpaid wages, bonuses, commissions, retention pay, severance pay, vacation pay, or any alleged violation of the National Labor Relations Act, any claims for discrimination of any kind under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, any claims under the Employee Retirement Income Security Act of 1974 (except for benefits that are or become vested on or prior to the Last Day of Employment, which are not affected by this Agreement, including without limitation any benefits under the Travelport Employee Savings Plan and the Travelport Officer Deferred Compensation Plan, which the Company acknowledges are fully vested and which shall be paid in accordance with their respective terms and EXECUTIVE’s applicable payment elections), the Americans With Disabilities Act of 1990, the Fair Labor Standards Act (to the extent such claims can be released), the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Federal Family and Medical Leave Act (to the extent such claims can be released); and

b.	the California Fair Employment and Housing Act; the California Labor Code; Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim; Civil Rights Act; Sexual Orientation Bias Law; AIDS Testing and Confidentiality Law; Confidentiality of Medical Information; Smokers’ Rights Law; Parental Leave Law; Apprenticeship Program Bias Law; Wage Payment Act; Equal Pay Law; Whistleblower Protection Law; Military Personnel Bias Law; Family and Medical Leave; Parental Leave for School Visits; Electronic Monitoring of Employees; OSHA law; Consumer Reports: Discrimination Law; Political Activities of Employees Act; Domestic Violence Victim Employment Leave Act; Voting Leave Law; Court Leave Law; the San Francisco Labor Laws; and

c.	New York State Human Rights Law; Rights of Persons With Disabilities; Confidentiality of Records of Genetic Tests; Whistleblower; Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim; Adoptive Parents’ Child Care Leave Law; Smokers’ Rights Law; Equal Pay Law; AIDS Testing Confidentiality Act; Nondiscrimination Against Genetic Disorders; Bone Marrow Leave Law; Equal Rights Law; Confidentiality of Records of Genetic Tests; State Labor Relations Act; Wage Hour and Wage Payment Laws; Minimum Wage Law; and

Jeff Clarke Agreement and General Release

February 14, 2012

d.	any other federal, state or local civil or human rights law, or any other alleged violation of any local, state or federal law, regulation or ordinance, and/or public policy, implied or expressed contract, fraud, negligence, estoppel, defamation, infliction of emotional distress or other tort or common-law claim having any bearing whatsoever on the terms and conditions and/or termination of his employment with the Company including, but not limited to, any statutes or claims providing for the award of costs, fees, or other expenses, including reasonable attorneys’ fees, incurred in these matters.

EXECUTIVE agrees that this General Release will cover all claims of every nature and kind whatsoever, which EXECUTIVE may have, known or unknown, suspected or unsuspected, past or present, which he may have against Released Parties, despite the fact that California Civil Code section 1542 (“Section 1542”) may provide otherwise. EXECUTIVE expressly waives any right or benefit available to him in any capacity under the provisions of Section 1542, which provides as follows:

A general release does not extend to the claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with debtor.

Notwithstanding the foregoing release of claims in this paragraph of this Agreement:

e.	Nothing in the release of claims in this paragraph shall impact the Class A-2 Interests held by EXECUTIVE granted or purchased pursuant to the TDS Investor (Cayman) L.P. 2006 Interest Plan, as amended and/or restated from time to time, and Shares held by EXECUTIVE granted pursuant to the Travelport Worldwide Limited 2011 Equity Plan, as amended and/or restated from time to time.

f.

EXECUTIVE has a right to indemnification and advancement from and by the Company, to the extent in existence as of the date hereof pursuant to the Company’s by-laws, and such right to indemnification and advancement shall survive the termination of his employment in accordance with such by-laws and applicable law. By way of example, if EXECUTIVE is sued as a result of an authorized action he took as an employee or officer of Company or any of their affiliates, the Company will advance to EXECUTIVE such sums as are

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February 14, 2012

necessary to defend such action (including reasonable retainers, attorneys fees, costs and expenses) as they become due and owing, and will indemnify EXECUTIVE for any judgment entered against him or reasonable settlement of the litigation to the extent provided under such bye-laws and applicable laws.

g.	The Company represents that it had Directors & Officers (“D&O”) insurance coverage, including “tail coverage”, during EXECUTIVE’s employment with the Company, and while he served as an officer for TDS Investor (Cayman) L.P and its subsidiaries, EXECUTIVE was covered under such D&O coverage for the period he served as an officer. EXECUTIVE shall continue to be entitled to the benefits of such coverage with respect to his services performed through the Last Day of Employment, subject to the applicable terms of the applicable policies.

5. EXECUTIVE also acknowledges that he does not have any current charge, claim or lawsuit against one or more of the Released Parties pending before any local, state or federal agency or court regarding his employment and his separation from employment. EXECUTIVE understands that nothing in this Agreement prevents him from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or any other federal, state or local agency charged with the enforcement of any employment or labor laws, although by signing this Agreement EXECUTIVE is giving up any right to monetary recovery that is based on any of the claims he has released. EXECUTIVE also understands that if he files such a charge or complaint, he has, as part of this Agreement, waived the right to receive any remuneration beyond what EXECUTIVE has received in this Agreement.

6. EXECUTIVE shall not seek or be entitled to any personal recovery, in any action or proceeding that may be commenced on EXECUTIVE’s behalf in any way arising out of or relating to the matters released under this Agreement. EXECUTIVE acknowledges and agrees that any amounts owed to the Company have been paid.

7. EXECUTIVE represents that he has not and agrees that he will not in any way disparage the Company or any Released Party, their current and former officers, directors and employees, or make or solicit any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned parties or entities.

8. EXECUTIVE understands that if this Agreement were not signed, he would have the right to voluntarily assist other individuals or entities in bringing claims against Released

Jeff Clarke Agreement and General Release

February 14, 2012

Parties. EXECUTIVE hereby waives that right and agrees that he will not provide any such assistance other than assistance in an investigation or proceeding conducted by the United States Equal Employment Opportunity Commission or other federal, state or local agency, or pursuant to a valid subpoena or court order. EXECUTIVE agrees that if such a request for assistance if by any agency of the federal, state or local government, or pursuant to a valid subpoena or court order, he shall advise the Company in writing of such a request no later than three (3) days after receipt of such request.

9. This Agreement is made in the State of New York and shall be interpreted under the laws of said State, without regard to conflicts of laws principles thereof. Its language shall be construed as a whole, according to its fair meaning, and not strictly for or against either party. Should any provision of this Agreement be declared illegal or unenforceable by any court or arbitrator of competent jurisdiction and cannot be modified to be enforceable, including the General Release (as defined herein), such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. However, if as a result of any action initiated by EXECUTIVE, any portion of the General Release (as defined herein) were ruled to be unenforceable for any reason, EXECUTIVE shall return consideration equal to the Severance Benefits and Equity Acceleration provided to EXECUTIVE under this Agreement.

10. EXECUTIVE agrees that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind, all of which the Company denies.

11. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

12. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties other than the (i) the post-employment restrictive covenants contained in the Employment Agreement and the other provisions of the Employment Agreement expressly retained post-employment by reference in this Agreement; (ii) the post-employment restrictive covenants contained in the Management Equity Award Agreements with EXECUTIVE; (iii) the February 15, 2012 letter agreement among EXECUTIVE, TDS Investor (Cayman) G.P. Ltd., Travelport Intermediate Limited, Travelport Worldwide Limited, Travelport Holdings Limited and Travelport Limited regarding EXECUTIVE’s service as non-executive director for such entities; and (iv) the June 28, 2011 Trust Agreement among Travelport Limited, EXECUTIVE and Evercore Trust Company, N.A. (the “Trust Agreement”), which agreements shall continue to apply in accordance with their respective terms, except to the extent otherwise specifically provided herein. For the avoidance of doubt, Section 13(p) (“Arbitration”) of the Employment Agreement shall continue to apply to

Jeff Clarke Agreement and General Release

February 14, 2012

disputes between the parties under the Employment Agreement, and shall apply to any disputes under this Agreement as well, subject to the exclusion set forth in Section 13(p) of the Employment Agreement regarding the enforcement of post-employment restrictive covenants pursuant to Section 11 of the Employment Agreement. In addition, Section 13(i) (“Notice”) of the Employment Agreement shall continue to apply to all notices required under this Agreement. Furthermore, for the avoidance of doubt, nothing in this Agreement shall impact the payment to be made to EXECUTIVE pursuant to the Trust Agreement, which shall be paid in accordance with the terms such Trust Agreement.

13. EXECUTIVE agrees to cooperate with and, consistent with his other employment obligations, to make himself reasonably available to Travelport Limited and its General Counsel, the Company may reasonably request, to assist it in any matter regarding Travelport or its affiliates, subsidiaries, and predecessors, including giving truthful testimony in any potential or filed litigation, arbitration, mediation or similar proceeding litigation involving Travelport and its affiliates, subsidiaries, and their predecessors, over which EXECUTIVE has knowledge or information. The Company will reimburse EXECUTIVE for any and all reasonable expenses reasonably incurred in connection with EXECUTIVE’s compliance with this paragraph.

14. In consideration for the Severance Benefits and Equity Acceleration being provided to EXECUTIVE pursuant to this Agreement, EXECUTIVE warrants and affirms to Travelport that he has at all times conducted himself as a fiduciary of, and with sole regard to that which is in best interests of, Travelport and its affiliates and their predecessors. He affirms that in conducting business for Travelport and its affiliates and their predecessors, he has done so free from the influence of any conflicting personal or professional interests, without favor for or regard of personal considerations, and that he has not in any material respect violated the Travelport Code of Business Conduct & Ethics (“Travelport Code”). Toward that end, EXECUTIVE understands that this affirmation is a material provision of this Agreement, and, should the Company reasonably determine that, during his employment with the Company, EXECUTIVE has engaged in business practices inconsistent with the affirmation set forth herein then EXECUTIVE agrees that he shall have committed a material breach of this Agreement, and the Severance Benefits provided to EXECUTIVE under this Agreement shall not have been earned. In that case, EXECUTIVE shall be liable for the return of consideration equal to such payments and benefits. A determination by the Company pursuant to this paragraph 14 shall not be reasonable if it later invalidated by a final decision of an arbitrator or a court of competent jurisdiction that is not the subject of appeal.

THE PARTIES HAVE READ AND FULLY CONSIDERED THIS AGREEMENT AND GENERAL RELEASE AND ARE MUTUALLY DESIROUS OF ENTERING INTO SUCH AGREEMENT AND GENERAL RELEASE. EXECUTIVE UNDERSTANDS THAT THIS DOCUMENT SETTLES, BARS AND WAIVES ANY AND ALL CLAIMS HE HAD OR

Jeff Clarke Agreement and General Release

February 14, 2012

MIGHT HAVE AGAINST THE COMPANY; AND HE ACKNOWLEDGES THAT HE IS NOT RELYING ON ANY OTHER REPRESENTATIONS, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT. HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN PARAGRAPH 2 ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE. IF THIS DOCUMENT IS RETURNED EARLIER THAN 21 DAYS FROM THE LAST DATE OF EMPLOYMENT, THEN EXECUTIVE ADDITIONALLY ACKNOWLEDGES AND WARRANTS THAT HE HAS VOLUNTARILY AND KNOWINGLY WAIVED THE 21 DAY REVIEW PERIOD, AND THIS DECISION TO ACCEPT A SHORTENED PERIOD OF TIME IS NOT INDUCED BY THE COMPANY THROUGH FRAUD, MISREPRESENTATION, A THREAT TO WITHDRAW OR ALTER THE OFFER PRIOR TO THE EXPIRATION OF THE 21 DAYS, OR BY PROVIDING DIFFERENT TERMS TO EMPLOYEES WHO SIGN RELEASES PRIOR TO THE EXPIRATION OF SUCH TIME PERIOD.

Jeff Clarke Agreement and General Release

February 14, 2012

THEREFORE, the parties to this Agreement and General Release now voluntarily and knowingly execute this Agreement.

EXECUTIVE

/s/ Jeff Clarke

Signed and sworn before me this 14 day of February, 2012

/s/ Patricia Meudt
Notary Public
TRAVELPORT LIMITED

By: /s/ Eric Bock
Name: Eric Bock
Title: Executive Vice President, Chief Legal Officer & Chief Administrative Officer

Signed and sworn to before me this 14 day of February, 2012

/s/ Patricia Meudt
Notary Public
TRAVELPORT, LP
By: Travelport Holdings, LLC, as General Partner

By: /s/ Eric Bock
Name: Eric Bock
Title: Executive Vice President, Chief Legal Officer & Chief Administrative Officer

Signed and sworn to before me this 14 day of February, 2012

/s/ Patricia Meudt
Notary Public

Jeff Clarke Agreement and General Release

February 14, 2012

PERSONAL STATEMENT OF TERMINATION BENEFITS

Date: February 14, 2012

EXECUTIVE NAME:	Jeff Clarke
(“you” or “EXECUTIVE”)

LAST DAY OF EMPLOYMENT:	February 14, 2012

ACCRUED RIGHTS:

As set forth as Section 8(c)(iii)(A) and Section 8(a)(iii)(A)-(D) of the Employment Agreement and subject to the conditions thereof, you will receive the following basic benefits following the termination of your employment:

•	Base Salary through your Last Day of Employment;

•

Any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year (i.e. the second half of 2011 and full year 2011), paid in accordance with Section 4 of the Employment Agreement;

•	Reimbursement of unreimbursed business expenses pursuant to Travelport policy; and

•	Employee Benefits pursuant to employee benefit plans of the Company through the Last Day of Employment.

PRO RATA PORTION OF 2012 BONUS:

Pursuant to Section 8(c)(iii)(B) of the Employment Agreement, you will receive the following benefit following the termination of your employment:

A pro rata portion of any Annual Bonus, if any, that you would have been entitled to receive pursuant to Section 4 of the Employment Agreement in such year based upon the percentage of the fiscal year that shall have lapsed through the Last Day of Employment, payable when the 2012 bonus(es) would have otherwise been payable to you pursuant to Section 4 of the Employment Agreement had your employment not been terminated, i.e. no later than March 2013.

Jeff Clarke Agreement and General Release

February 14, 2012

SEVERANCE BENEFITS (“Severance Benefits”):

Pursuant to and subject to Section 8(c)(iii)(C) of the Employment Agreement, you will receive the following payments and benefits following the termination of your employment:

HEALTH AND WELFARE BENEFITS:

Continued participation for thirty-six (36) months at active employee rates. This period shall run concurrently with COBRA. To the extent that these benefits are taxable to you under Section 105(h) of the Internal Revenue Code, the Company will provide a gross-up to you to cover any taxes due from you on such benefits.

TAX PREPARATION BENEFITS:

Continued participation in this Company program for the filing of your 2011 tax returns that are due April 15, 2012 (or October 15, 2012, if an extension is sought). The Company shall gross-up any payments on such benefits that are taxable to you.

SPECIAL MANAGEMENT BONUS

You will remain eligible for the special management bonus expected to be paid in or about April 2012, consistent with payments to active executives of the Company.

Unless otherwise defined herein, all capitalized terms set forth above shall have the meaning set forth in the Employment Agreement. In the event of Executive’s death or disability after the Last Day of Employment, Executive’s estate and beneficiaries, as applicable, shall receive the benefits and payment (or remaining portion thereof) the set forth in this Personal Statement of Termination Benefits, subject to Executive’s (or his estate’s) execution, delivery, and non-revocation of the General Release within the applicable time period.

EQUITY ACCELERATION:

Subject to your execution, return and non-revocation of this Agreement within the time periods permitted herein, you shall thereupon be deemed to have vested in:

(i) 1,233,011 Restricted Equity Units granted to you on May 1, 2009 by TDS Investor (Cayman) L.P. (“TDS Cayman”) pursuant to the Management Equity Award Agreement between you and TDS Cayman (the “2009 LTIP Management Equity Award Agreement”). The foregoing shall be in lieu of the provisions regarding acceleration of

Jeff Clarke Agreement and General Release

February 14, 2012

equity set forth in the 2009 LTIP Management Equity Award Agreement, including without limitation those contained in Section 3.1(e)(ii). These Vested Restricted Equity Units, as well as previously Vested Restricted Equity Units (as defined in the 2009 LTIP Management Equity Award Agreement), shall convert to Class A-2 Interests in TDS Cayman pursuant to the 2009 LTIP Management Equity Award Agreement.

(ii) 143,292 Restricted Share Units granted to you on December 16, 2011 by Travelport Worldwide Limited (“Travelport Worldwide”) pursuant to the Management Equity Award Agreement between you and Travelport Worldwide (the “2011 Management Equity Award Agreement”). The foregoing shall be in full satisfaction of the provisions regarding acceleration of equity set forth in the 2011 Management Equity Award Agreement, including without limitation those contained in Section 3.1(b)(ii). These Vested Restricted Share Units shall convert into Shares pursuant to the 2011 LTIP Management Equity Award Agreement.

POST-EMPLOYMENT RESTRICTIVE COVENANTS (as set forth in Employment Agreement and Management Equity Award Agreements):

Non-competition:	Two (2) years from Last Day of Employment
Non-solicitation of clients and employees:	Two (2) years from Last Day of Employment
Confidential Information:	No time limit
Intellectual Property:	No time limit

For the avoidance of doubt, the term “affiliates” in the post-employment restrictive covenants in the Employment Agreement and your Management Equity Award Agreements only include entities owned by The Blackstone Group to the extent such entities are engaged in the same businesses of Travelport Limited and its subsidiaries as of the Last Day of Employment.

EQUITY:

(i)	You will remain the owner of certain Class A-2 Interests, subject to the terms of the applicable Management Equity Award Agreements, the TDS Investor (Cayman) L.P. Agreement of Exempted Limited Partnership (as amended and/or restated from time to time), the TDS Investor (Cayman) 2006 Interest Plan (as amended and/or restated from time to time), and any other definitive documentation entered into by you and TDS Investor (Cayman) L.P. regarding your equity in TDS Investor (Cayman) L.P.

(ii)	The number of Restricted Equity Units (including Catch-Up from prior years) from the 2011 Tranche contained in the 2009 LTIP Management Equity Award Agreement that vested as of January 1, 2012, shall be determined no later than March 31, 2012, and such Vested Restricted Equity Units shall convert to Class A-2 Interests pursuant to the 2009 LTIP Management Equity Award Agreement.

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February 14, 2012

(iii)	You will remain the owner of certain Shares as a result of the Share Bonus Award under 2011 Management Equity Award Agreement, and subject to such Management Equity Award Agreement and the Travelport Worldwide Limited 2011 Equity Plan (as amended and/or restated from time to time).

TAX ISSUES:

As set forth in Section 13(g) of the Employment Agreement, this Personal Statement of Termination Benefits is intended to comply with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) and regulations promulgated thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments under this Agreement shall not be subject to an excise tax under Section 409A. Notwithstanding anything contained in the Agreement to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees”, any payment on account of your separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until no later than the first full pay period following the first business day of the seventh month following your separation from service. In addition, notwithstanding anything contained herein to the contrary, you shall not be considered to have terminated employment with the Company for purposes of causing any amount due under this Agreement to be made unless you would be considered to have incurred a “termination of employment” from the Company and its affiliates within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). Finally, for purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code. All amounts provided above will be subject to applicable taxes, deductions and withholding.